Free Writing Prospectus

Filed Pursuant to Rule 433

Dated March 5, 2019

Registration Statement Nos. 333-224598 and 333-224598-02

**Pxing with Cpn/Pxs** $1,122+mm Verizon Owner Trust (VZOT) 2019-A

Joint Bookrunners:	Citi (struc), Mizuho, RBC and Wells Fargo
Co-Managers:	BNP Paribas, Scotia Bank and TD Securities
Selling Group:	Loop Capital and Williams Capital

-Anticipated Capital Structure-

Cls	$Size(MM)	WAL**	M/S/F***	L.FIN	BENCH	SPREAD	YLD%	CPN	PX

A-1a	900.0	2.50	Aaa/AAA/AAA	9/20/23	iSwaps	+33bp	2.956	2.93	99.98000
A-1b	100.0	2.50	Aaa/AAA/AAA	9/20/23	1m Libor	+33bp	–		100.00000
B	69.0	3.19	Aa1/AA+/AA	9/20/23	iSwaps	+45bp	3.049	3.02	99.96937
C	53.3	3.19	Aa3/A+/A	9/20/23	iSwaps	+65bp	3.249	3.22	99.97717

**100% PPC to 10% clean up call

***Expected ratings

-Transaction Details-

BBG Ticker:	VZOT 2019-A
Deal Size:	$1,122+mm
Exp. Ratings:	Moody’s / S&P / Fitch
Settle:	3/13/2019
First Pay:	5/20/2019
ERISA:	Yes
Min Denoms:	$1k x $1k
Format:	SEC Registered
B&D:	Citi

-CUSIPS-

A-1a:	92347Y AA2
A-1b:	92347Y AB0
B:	92347Y AC8
C:	92347Y AD6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.